Registration No. 333-97327

As filed with the Securities and Exchange Commission on January 17, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIER FINANCIAL BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Kentucky                                                                             61-1206757
(State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
Incorporation or Organization)

2883 Fifth Avenue
Huntington, West Virginia 25702
(Address of Principal Executive Offices)

Premier Financial Bancorp, Inc. 2002 Employee Stock Ownership Incentive Plan
(Full Title of the Plan)

Copies to:

Robert W. Walker
President and Chief Executive Officer
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702
(304) 525-1600
(Name, Address and Telephone
Number of Agent for Service)
Thomas J. Murray, Esq. Huddleston Bolen LLP 611 Third Avenue Huntington, West Virginia 25701 (304) 691-8398

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer, ”and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐.	Accelerated filer ☐.	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑

_______________________

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Premier Financial Bancorp, Inc. (the “Registrant”) is filing this post-effective amendment to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-97327) filed with the Securities and Exchange Commission on July 30, 2002 (the “Registration Statement”) with respect to 500,000 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), registered for issuance under the Registrant’s 2002 Employee Stock Ownership Incentive Plan (the “2002 Plan”).

On June 20, 2012, the Registrant’s shareholders approved the Registrant’s Long Term Incentive Plan (the “2012 Plan”) and, in connection therewith, no further awards will be made under the 2002 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2002 Plan includes shares available for issuance but not issued or subject to outstanding awards under the 2002 Plan as of June 20, 2012 (plus shares subject to awards under the 2002 Plan as of June 20, 2012 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards).  As of June 20, 2012, 44,682 shares remained available for issuance under the 2002 Plan that were not subject to outstanding awards under that plan.  Accordingly, the Registrant hereby deregisters those 44,682 shares that have not been and will not be issued under the 2002 Plan.  Subsequent to June 20, 2012 through December 31, 2012, a total of 36,566 outstanding awards under the 2002 Plan have been forfeited by grantees as a result of retirement or resignation from employment.  Accordingly, the Registrant hereby deregisters those additional 36,566 shares.  As of December 31, 2012, an aggregate of 392,366 shares remain subject to outstanding awards previously granted under the 2002 Plan.  The Registration Statement will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards.  If any shares subject to those outstanding awards under the 2002 Plan subsequently become available for issuance as a result of the forfeiture, cancellation or termination of such awards, one or more future post-effective amendments to the Registration Statement will be filed to deregister such shares under the Registration Statement.

Item 8.   Exhibits.

Exhibit
Number                           Description of Document
24.1+                                Power of Attorney (see signature page)

___________________________

+    Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Huntington, West Virginia, on this 17th day of January, 2013.

PREMIER FINANCIAL BANCORP, INC.
By:  /s/ Robert W. Walker
Robert W. Walker
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Premier Financial Bancorp, Inc. (the "Company") hereby severally constitute and appoint Robert W. Walker as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert W. Walker may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and to sign  for us in our names and in the capacities as indicated below any amendments to the Registration Statement or to this Post-Effective Amendment No. 1 to the Registration Statement, and to file the same, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said Robert W. Walker shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert W. Walker	President, Chief Executive Officer and Director	January 16, 2013
Robert W. Walker	(Principal Executive Officer)

/s/ Brien M. Chase	Senior Vice President and Chief Financial Officer	January 16, 2013
Brien M. Chase	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marshall T. Reynolds	Chairman and Director	January 16, 2013
Marshall T. Reynolds

/s/ Toney K. Adkins	Director	January 16, 2013
Toney K. Adkins

Signatures	Title	Date

/s/ Harry M. Hatfield	Director	January 16, 2013
Harry M. Hatfield

/s/ Lloyd G. Jackson II	Director	January 16, 2013
Lloyd G. Jackson II

/s/ Keith F. Molihan	Director	January 16, 2013
Keith F. Molihan

/s/ Neal W. Scaggs	Director	January 16, 2013
Neal W. Scaggs

/s/ Thomas W. Wright	Director	January 16, 2013
Thomas W. Wright

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

                         24                                         Power of Attorney                                                                                                                                                                    Contained on Signature Page